EX 99.1

Z Trim Announces New CEO Upon Resignation of Gregory Halpern, Postponement of Shareholders Meeting, and Receipt of Amex Notice

    MUNDELEIN, Ill., August 21, 2007 -- Z Trim Holdings, Inc. (Amex: ZTM), announced today that Steve J. Cohen, the company’s President, is now the company’s chief executive officer, following the resignation of Gregory J. Halpern as the company’s CEO and member of the Board of Directors.

Mr. Cohen has been employed by Z Trim since 2002 when he was hired as its director of investor relations.  He was promoted to Vice President of Corporate Development in 2003 and to President in 2006.  Prior to joining Z Trim, Mr. Cohen had 25 years’ experience in the Chicago Mercantile Exchange. An accomplished athlete, Steve competed as a member of the US Olympic team at the 1988 Olympic games in Seoul, South Korea and coached the US Olympic team in Sydney Australia in 2000.

Mr. Cohen also serves on the company’s board of directors.

Mr. Cohen replaces Gregory J. Halpern who resigned as CEO and Director effective August 20.

“Through the tremendous effort and accomplishment of all of the company’s employees, officers, directors and advisors over the past many years, I believe this company has a product with fantastic potential,” said Mr. Cohen.  “My priority will be to focus our team of established industry experts on sales growth and market presence,” he continued.  “I look forward to the opportunity to lead this company to its full potential through teambuilding, strengthened relationships with our customers, and new collaborations within the food industry.”

Audit and Compensation Committee Chair Brian Israel has full confidence in Steve Cohen's vision, saying: “His years of experience with our talented management team, dedicated staff and remarkable product make him uniquely qualified to lead Z Trim to the next level in our evolution.  We have a lot of work to do, but I see great things ahead for employees, partners, customers and shareholders alike.”

The company entered into a severance agreement with Mr. Halpern pursuant to which the company awarded Mr. Halpern three months’ severance pay and six months’ health insurance benefits.  The company has agreed to allow Mr. Halpern until August 31, 2007 to rescind the severance agreement.  In addition, under the provisions of the company’s stock option plan, Mr. Halpern’s outstanding stock options have been rescinded.

In response to Mr. Halpern’s resignation, the company’s board of directors voted to postpone the annual meeting of shareholders previously scheduled for August 22, 2007, to provide time to prepare updated proxy information.  The rescheduled date for the annual meeting will be announced in the near future.  At that time the board will nominate a revised slate of directors and further discuss Mr. Cohen’s forward vision for the company.

Separately, the company announced today that on August 17, 2007, the American Stock Exchange (“Amex”) notified the company that it is not in compliance with certain of Amex’s continuing listing standards. The company intends to submit its response to the issues contained in the Amex notice in its Form 8-K to be filed on or about August 23, 2007.

ABOUT Z TRIM

Z Trim, http://ztrim.com/ is a natural functional food ingredient made from the hulls of grain. Z Trim lowers calories from fats by up to 80% in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," or "expects," and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this release. Those risks and uncertainties include, but are not limited to, our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, management's significant ownership of our common stock, our reliance on our intellectual property, and the potential negative effects of manipulation in the trading of our common stock. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

Contact: Steve Cohen, President
Voice: 847-549-6002
Email: stevec@ztrim.com